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Intel Corporation

Moderator:

Hello, everyone, and welcome. Today we'll be discussing Intel Corporation's proposal to allow some of its employees to exchange certain of their out-of-the-money stock options for a smaller number of new options. Joining me on the call from Intel Corporation are three representatives.

Just brief background: so in the proposal, Intel is proposing to allow employees holding out-of-the-money stock options to exchange them for new options covering a lower number of shares. The company and its directors feel that the program is necessary to incentivize and retain employees, many of whom are engineers, scientists, and other specialists who would be difficult to replace. And part of the rationale is because the company's stock price has fallen from historic levels to a lower price at this point.

But at this point, I'd like to turn it over to the folks from Intel to provide some background on the option exchange proposal. Please go ahead.

Intel Speaker #1:

Thanks. I'm just going to take just a couple of minutes and walk you through a little background and context here on this, and about some of the things we're doing around governance at Intel, and then [my colleague] will jump on and quickly walk you through a bit of the construct of the program, the options exchange program specifically, as well as some of the rationale behind that.

I just quickly give you an overview of some of the governance things that we're doing right now. You know, we were one of the early companies to separate the role of chairman and CEO, and this May we'll be moving completely to an independent chairman who -- our current chair will be retiring and we will have a non-employee chairman. And so we view that as part of a broad governance strategy that's very important. The transparency we provide, the corporate governance guidelines, and all the committee charters on the Web site -- and we've got a very long history of reporting on that. We think that's a very -- a good practice for us.

The majority vote . . . The bylaws were amended in '06 to adopt a majority-vote standard, which we think has been viewed as a gold standard in corporate governance. And then this year we'll also be voluntarily having a stockholder vote on say-on-pay issue, so that's part of our proxy, and we'd have you refer to that, and we're looking forward to the inputs we receive there. And we're trying to be as proactive on that measure as we can be, as well.

The next slide, which would be slide 3 for those of you that have it, just walks through some of the recognitions we've got on governance overall. I don't want to go through this laundry list. I think there are some good ones, and I think the one I would point out -- we did receive

Intel - Glass Lewis Proxy Talk

the number-one ranking in corporate governance category from the CRO100 Best Corporate Citizens this year, and we're very proud of that and it's something that's a focus for the company. And I'll just refer you to those other awards if you're interested, and we can provide you more background there.

I just want to quickly turn to just a couple slides here on how we view capital allocation and the way we have been managing our cash to provide increased shareholder return. The fourth slide in our deck shows the dividend increase, and we've been working very hard to increase our dividend payouts every year. We currently pay about 56 cents a share per year, paid quarterly, and that equates to roughly 3.5 percent dividend yield, as of today's price, and that's something we feel very good about, and the cashflow generation of the company should allow it to continue to not only pay but hopefully continue to increase that dividend payout as we go forward.

The next slide just gives a quick overview on stock repurchases and dilution. We have a very broad base equity program and stock option and restricted stock unit program, but we manage the dilution very well. We have been repurchasing well in excess of option exercises over the last decade-plus, and we've seen a fairly steady decline in shares outstanding as a result of that. And we view the return of excess cash to shareholders via buybacks something that's very important. It's also something we have more flexibility in doing, based on business conditions, but we continue to expect to be able to return cash meaningfully through this program.

And then the last slide that I'll be talking to, just slide 6, just gives you a similar overview, but the actual dollar expenditure of the buybacks. So for example, in 2008 we did about $7.1 billion worth of stock buybacks that year. And the last two quarters, we have not engaged in buybacks, mostly due to the desire to preserve cash in this very uncertain environment. Hopefully we have more certainty going forward and we can return to buying back stock, but it's uncertain when that will return. But at this point, we have tried to be very cautious with our cash, and maintain a very clean balance sheet and a very cash-rich balance sheet so that we can react accordingly to the economic environment we're in.

As I turn it over to [my colleague] to walk through the construct, I just want to give a little bit of context in terms of some things we've done internally the last couple of years that I think set up this conversation of why we want to do a stock options exchange at this point, and what it really is. We have gone through, over the last two years, a very substantial headcount reduction. We peaked in '06 at about 103,000 employees. We are now down to about 82,000.

So somewhere on the order of close to 25 percent -- 20, 25-percent headcount reduction in the last two years, to respond to the changing dynamics in the industry, and that has been a necessary and important step for us, but it's also created a lot of angst and concern among the employees, and the impact that large workforce reductions can have -- it's hard to estimate

Intel - Glass Lewis Proxy Talk

correctly, but it has had an impact. We do think we're executing extremely well, and over the course of those two years we've also really reestablished our market leadership in regard to our product position, and we're on a very meaningful -- throughout all of '07 and all of '08, a very meaningful and noticeable earnings growth trajectory and cashflow generation trajectory that was very nice and was reflected in a very good stock price until '08, when the market started correcting. Even though our numbers were comparatively, sequentially and year-over-year, continuing to grow very nicely, the market was obviously correcting and looking forward to a recession.

And then our business really was hit hard in the fourth quarter of 2008, where we saw meaningful drop-off in demand. But up until that point, had been delivering really excellent financial returns due to a reduction in the expenses of the company as well as a return to substantial product leadership, giving us a great competitive position.

So in the context of the cuts that we made to the employee base to create more earning power, we've also, because of this deep recession we're in and the desire to preserve cash, we've initiated a number of cost-cutting measures internally, such as we have frozen salaries completely, we've frozen any promotions, we've reduced the retirement contribution the company makes, bonuses have been reduced, and they we will likely be reduced again this year -- it depends, obviously, on the profitability of the company, but certainly the bonus payouts that were paid in '08 were much lower than they were in '09. The stock participation plan that we do has been cut in half as another means to preserve cash, and then we've also layered on top of the employees substantial cuts within their budgets and how they operate, and so there's been a lot of messaging -- a lot to ask of the employee base.

There's been a lot of extraction from the employee base, and all of this is a means to preserve cash and ensure that we've got a solid financial position with which to not only endure the downturn, but to continue to fund critical investments in product development and in manufacturing excellence, such that when a more normal environment returns in the economy we would have a great position from which to build from. So it's really in that context of reestablishing leadership, demonstrating great financial return, but then hitting a point where we've asked a great deal of our employee base, that we decided to approach this options exchange as a means of providing some opportunity for some measure of good news to be given, but done so in a way that's value- and cost-neutral to the shareholders and not punitive in any way to the shareholders.

Intel Speaker #2:

I think it's important to understand we're coming from in developing this program. So I'll address two things. The first is the what of the program, how it's designed, on slide 8, and

Intel - Glass Lewis Proxy Talk

then we'll turn to slide 9 and we'll talk a little bit about the why. And I'll do that briefly so we can get right to your questions here in a little while.

So first, the what, on slide 8. It is a value-neutral exchange. So, as mentioned in the preamble, this would result in fewer shares. So we would establish the Black-Scholes value of each and every underwater option that an employee would tender, and then we would return an equal amount of Black-Scholes value in new options. So obviously the Black-Scholes value of the underwaters will range based on how deeply underwater and how much time remains till expiration, but there will be some value for those and they would be tendered to the company, and those shares would be retired, and then new options would be issued -- again, on a value-neutral basis. So it should result in far fewer new issuances because the Black-Scholes value of the new grant would exceed the Black-Scholes value of the earlier grants on a share per share basis.

Because it's value-neutral, there's no additional cost taken in the P&L. In fact, the way we're viewing this program is it actually allows us to take what's already a very large cost that has been put on the P&L, and repurpose it in a more effective way for driving employee performance. We are excluding the named executive officers and the directors, of course, from this program. Our intent is to go after shares that were deeply underwater and also more longly held options. So we would exclude shares that had been granted in the last 12 months, for example; we would exclude any grants granted below the 52-week high of the stock at the time we initiated the program.

It would be a voluntary program. A tender offer is required to be a voluntary program, so we would spend some time educating employees on the value, and then open up a window in which they could decide whether to take advantage of the program or not. That would be a minimum of 20 days for that decision window. And then at the end we would retire all the options that were tendered and issue new options to anyone who elected to take advantage of the program.

[W]e're a broad-based granter of equity. Philosophically we believe very strongly that ownership is key to employee performance. And so there are quite a few options extant -- somewhere in the order of 488 million would most likely be eligible for the program, depending on stock price at the time in which it opened. And right now you saw there were preliminary bands in the proxy statement, based on current information. Those 488 [million] would exchange for a far fewer number -- approximately 200 million new issuances if all the 488 [million] were tendered; so a great reduction to overhang as a result of this program.

And turning to slide 9, a little more information on the why. So again, we feel this is a critical portion of compensation. Of the 82,000 current employees, the vast majority of them hold underwater options. They're all eligible for annual equity grants. It's been inherent in our culture since day one. The founders believed that ownership shared broadly drove a better result for shareholders, and that's been a tradition we've kept for quite a while.

Intel - Glass Lewis Proxy Talk

“Why now?” is one of the questions that we get asked frequently, and we did talk to shareholders prior to releasing the proxy, when we were designing this program, and we've been out lately talking to institutional investors about the program since the proxy was filed. And one of the questions that keeps coming up is why now. And there are actually a number of answers to that question.

First and foremost it's not a new situation to have underwater options, but in the current environment, we've been steadily increasing performance, getting back from a rough period that Intel had experienced in 2006. With the massive headcount reduction, obviously morale took a big hit. People were wondering when the other shoe was going to drop. And as our performance steadily increased over 2007 and 2008, we were beginning to get away from the massive thrash that was caused by taking those actions, and then we ran right into this macro-economic environment, just when we were beginning to think we could breathe easy.

And some of the past conservation efforts that were mentioned -- freezing salaries . . . These are all as of 2009. So we've implemented already frozen salaries and no promotions and the other cuts to benefit programs. So we're looking for some way to kind of way to create a stabilizing factor for the employees, some good news to counterbalance some of the bad news. We are worried about retention. Obviously right now attrition is at an all-time low because there aren't very many places for employees to go in the current environment.

But we fully believe, and we've seen this borne out in numbers previously, now is the time you can actually build loyalty. We've done a lot of things to disincent employees, and in the current environment they're necessary steps and fairly easy to do -- things like freezing salaries and no promotions -- but the effects of those linger. And these new grants would go out with a new seven-year term and complete new four-year vesting. So as business recovers, as the economy recovers and we start moving forward again, having this retention hook put back in place, because a number of the options that would be exchanged are fully vested. Employees would be receiving new options that are unvested and will take four years to completely vest. We think having that retention perk will actually pay strong dividends to us down the road.

Lastly, the thing that psychologically I think had a large impact on the employee base: this year -- in fact, it was just last week -- the first option grant expired underwater. So the large all-employee option grant made in 1999 -- back then we were issuing options with a 10-year term -- that actually expired completely underwater. And that's kind of a watershed moment for a lot of employees. It is possible for a shareholder to hold to recovery because there is no expiration date on their shares. Options, unfortunately, that's not the case. And so while we might believe we can recover the stock price going forward, employees have the double-edged problem of needing the share-price recovery and needing it in a limited window. And so that's another thing that we think this exchange solves, is it gives us an extended period in which to motivate employees for future gains.

Intel - Glass Lewis Proxy Talk

So that's kind of the what and the why, and it's probably a good time to turn it over for questions.

Moderator:

Great. Well, thank you very much so far. I think that gives us a great framework to start. One thing that occurred to me is when we're looking through the proxy is -- we look at page 60, there's a discussion of the offer of approximate value of the value exchange and the wording reads, "The value of an employee's new stock option grant received as part of the option exchange is not expected to exceed the value of such employee's surrendered stock options."

Can you explain what that means by "not expected to exceed"? So it could potentially, or it's just uncertain because you haven't established the actual ratio yet?

Intel Speaker #2:

That's a great question. So, as I mentioned before, the way to run the tender offer -- the rules require a 20-day offering period at a minimum, and we would establish the ratios at the outset of that window. And at that time, the ratios would be designed very specifically to be completely cost-neutral. Unfortunately, over the next 20 days while employees have the opportunity to decide or not, the stock could move, and it moves in a positive direction, it could result in a minimal additional cost, based on the ratios that were fixed at the beginning of the period.

Now, if it moves down, there won't be any additional cost. If it stays flat, it won't be additional. And unless it moves up significantly in 20 days, we're talking about a very nominal amount. But that's why you see the hedge in the proxy, is we can't say that we can guarantee that it will be exactly dollar-for-dollar neutral because of the 20-day float problem.

Moderator:

Gotcha. Okay, thanks. Now, you say you'll be using a Black-Scholes valuation. What inputs are you using for term and volatility?

Intel Speaker #2:

Another excellent question. So we're using term -- the average weighted contractual remaining life of all the -- by grouping, of all of the options. And then volatility -- I believe we're using the 400-day moving average -- again, one of the elements that was recommended by shareholder advisory services was to look at longer volatility periods.

Intel - Glass Lewis Proxy Talk

Moderator:

Gotcha. Okay. Did you make any considerations that recent volatility moves in the market may sort of inflate the value of the existing options?

Intel Speaker #2:

Inflated value hasn't been a problem recently. Yeah, actually, where the current market moves -- I assume you're referring to the last few weeks or last few months . . .

Moderator:

Yeah.

Intel Speaker #2:

. . . rather than the period before that. Where that will most likely play out for us isn't in necessarily trying to reduce value of the grants at the time of the exchange. It will be an input into whether we do the exchange at all. We will continue to monitor where the stock goes and the relationship on the ratios, what the impact would be for employees, and if there's . . . Again, voluntary program. If we believe there's not enough perceived value across the majority of the employee base to do the program, we most likely would not pull the trigger.

So the proxy proposal is for permission to do an exchange any time in the nine months following the shareholder date -- the meeting date -- of May 20, and we'll of course monitor for an opportunity, but we're not guaranteeing that we would necessarily run one of these programs. Since it's voluntary we have to make sure we can maximize the benefit for all involved.

Moderator:

Sure. Sure. Now, you touched on the shares that are actually surrendered and they're canceled. Then can you explain how that works? Will some of those be used for the exchange but then after that they get canceled? Is that how that works?

Intel Speaker #2:

Intel - Glass Lewis Proxy Talk

Yeah. Unfortunately our proposal's a little convoluted in that regard, out of necessity. So for the most part the idea here is to reclaim shares and not put them back in the pool for reissuance. That wouldn't reduce overhang, and one of the advantages we see here is cleaning out a whole host of underwater options that continue to create issues of morale for employees. So we would reclaim options, and rather than put them in the pool back for reissuance, we would just cancel them outright.

Now, in order to have enough shares to cover the reissuance, even at a greatly reduced number, we need to expand the pool somewhat. So the way our program works -- we have issued options over the past several years out of a variety of plans because we return to shareholders every two years to have plans approved. The plans will not allow us to reissue options reclaimed, with the exception of the current active plan. So if you're holding an underwater option that was granted under the 2004 plan, and you tender that, it cannot be used for reissue because we're -- right now the only active plan is the 2006 plan.

Moderator:

Okay.

Intel Speaker #2:

So we would reissue anything that was canceled out of the 2006 plan up until the point where we had covered all of the reissuances, and then everything else would be retired.

Moderator:

Gotcha. Okay, thanks. Now, the table on page 62 in the proxy lays out very clearly what those potential ratios would be, based on more recent market prices -- and obviously that may change a bit, depending on when this program is implemented. And you had mentioned that there is a -- and listed above is 488 million shares estimated to be eligible. Does that mean those are eligible both because they were not granted in the last 12 months and are trading above the 52-week high?

Intel Speaker #2:

Yes.

Moderator:

Intel - Glass Lewis Proxy Talk

Okay. Was there any reason there weren't more of those 488 million included in the table, then, as examples of the ratios? It doesn't look like all those 488 million are included in the maximum number of shares that are eligible for those options.

Intel Speaker #2:

Yeah. I believe the vast majority of them are represented in the table, but as you say, at any point that we would kick off this program, we would have to rerun not only the value-neutral exchanges, but also the eligibility criteria, the nothing in the last 12 months and nothing under a 52-week high. Now, there are a few grants that are so deeply out of the money, that are such short windows to expiration, we probably wouldn't include those anyway because the exchange ratios would be exorbitant -- in the 10,000 to 1 range. They just don't seem to be worth including.

A grant like that, for example, would be the 2000 annual grant to all employees. I mentioned the '99 one just expired, and that was a grant that had a grant price of $30.70, but 2000's grant was somewhere nearer our all-time high, and the grant price on that is $61.19. So unless we were to see -- well, if we saw such a great move up in the stock we would probably wouldn't do the program at all, but at $61 with far less than a year left to expiration, those shares just aren't worth including in the exchange. Technically, they would be eligible under the eligibility rules, but we reserve the right to exclude any additional grants beyond just the eligibility rules, and we would probably exclude those.

Moderator:

Mm-hmm. Now, when employees are examining their options, in terms of whether to exchange or not, will they have the ability to know ahead of time what that ratio is going to be? And can they decide to exchange only some of their option grants -- you know, some that they feel have a longer-term and maybe a little bit closer exercise price -- they'll hold on to those and then say, "Well, the ones that are much more out of the money -- we'll exchange those, part of them"?

Intel Speaker #2:

Yeah, interesting question. I'm going to take the second part first. It's actually going to be a game-time decision, whether we would make all or nothing available, or just individual grants. We'd noticed that a few of the other proposals that have come out recently -- some were all-or-nothing proposals above a certain price and others were allowing employees to choose, and of course they're public filings, so our employees are reading them, too, and asking the same questions.

Intel - Glass Lewis Proxy Talk

But again, it goes back to what the exchange ratios are going to be and where the stock is trading at the time we open the program, if we open such a program. And we would decide at that point if we thought it was more effective for all parties to declare a particular price and say every grant above that, or to give employees the ability to choose.

And going back to your first point, you know, I've tried talking to a few employees about this, you know, without soliciting, and there's very different thought processes across the employee base. You know, you see very optimistic employees who aren't interested in tendering anything basedon the stock price to get back in a reasonable amount of time, and what that number is varies widely from employee to employee. There are other employees that are more anxious about the things that are going to expire sooner rather than later, almost immaterial to grant price. Their concern is more about timing.

And then, of course, there are employees that are looking at some of the other programs, especially another company’s exchange, which was a one-for-one exchange on a share basis, and saying, you know, "They seem to value their employees. Why isn't Intel doing something more along those lines?" There's a wide perception of the value of this program, and it is voluntary. So we would make the ratios available when we kicked off the decisions process.

It would be our intent to also arm employees with calculation tools that would show them, here's how many you have, when they expire; here's how many you would receive for exchanging; and here's where the stock price would have to go to show when it's a better deal one way or the other, right? Because there's going to be a crossover point. You're giving up more shares at a higher price for fewer shares at a lower price. At some price point, having the more shares is more valuable. Obviously, having fewer shares is more valuable sooner, because the stock has to rise off a lower number to generate value.

So it's our intent to make sure employees understand that crossover value, and when they make a decision it's based on fact. But there will be some belief in where the stock is going that will play into that decision.

Moderator:

Mm-hmm. Okay, thanks. You know, thinking of employee interest and uptake, part of the explanation is that this will help incentivize and retain employees. Has there been a noticeable loss of employees at Intel as a result of the stock price and options not being, in their minds, worth anything at this point, or worth less than they would hope?

Intel Speaker #2:

Intel - Glass Lewis Proxy Talk

Yeah, it's hard to draw the direct link between the reason somebody would leave and exclusively the option compensation. You know, people are given to say any variety of things, and there is a number of factors that enter in. There seems to be a fairly robust market for top-tier technical talent almost regardless of the economy. You can see it rear up and down, but it never goes completely away. And we hear a lot of noise about the underwater options from employees -- current employees, but not necessarily ones that are walking out the door. And again, that's down right now, but we believe as the economy begins to pick up . . .

The old saw is, the easy way to re-price your options is to go work for somebody else, right? Because they're going to give you in-the-money -- because they're going to give you at-the-money options when you walk in the door. So as the economy picks up, if you're sitting on a large stake of underwater options -- deeply underwater options at one company, it can make a lot of sense to move across the street, if you will, and pick up equity at the new lower levels. So we think, again, this plus the additional vesting will help us with retention when it becomes an issue in subsequent years.

Moderator:

Uh-huh. So you don't want to just swap a bunch of people with another company or something like that?

Intel Speaker #2:

No. There might be a few over there I would cherry-pick, but I wouldn't want them doing the same to me.

Moderator:

Now, when you were exploring sort of the best way to insure the retention factor, did you explore other means of incentivizing or retaining the employees through other types of grants? I noticed that since 2006, you've made a move to RSUs, at least for some of the more senior employees. And did you consider issuing more of those or even exchanging some options for RSUs, for at least maybe some of the senior folks again?

Intel Speaker #2:

Yeah, excellent -- again, an excellent point. We have been switching, and it's kind of a nuanced issue that we're having a little trouble getting employees to understand, too, because

Intel - Glass Lewis Proxy Talk

we did come out in 2006 and say "RSUs are going to be part of the equity package going forward. Here's why they're good for you," and all the pros and cons. And they were well received by a good portion of the population but there were some for whom options were still the ticket.

So, did we look at alternatives? Let me take that piece first. Yes, we did. We looked at just issuing new equity, we looked at exchanging for RSUs in part or in whole, and we looked at exchanging for cash. Obviously exchanging for cash defeated all of the purposes for the program, because it created a cash expense out of something that wasn't previously, and right now we're trying to conserve cash. And it provides no retention, because the cash gets paid out and it's gone. So we eliminated that very quickly.

Just doing new grants and ignoring the old didn't help us reduce overhang or clean out what was there. It didn't allow us to repurpose a cost that was already on the books. So we said we would continue with our regular equity granting. In the past, going back eight, nine years, one of the ways that was proposed to deal with underwater options was just to issue more options, and unfortunately you've got a couple of problems there. One, in some regard you're catching a falling knife. If you give the new options out and then they go underwater, all you've done is exacerbate the problem.

And we also -- being an innovation and technology company, it's hard to find where the value proposition is in just a very small group of employees. You know, which engineer is going to have the next great idea and keep Moore's Law vibrant? That's hard to know. So on a retention game, you're always playing defense, and you need to go more broadly than narrowly when you're trying to retain. So it's not like we pitch a segment out at a very small group of the population and say, "This is our core. We need to hold them, and everybody else is fungible." We actually need to hold on to the vast majority of our employee base.

So the exchange for either options or RSUs meets the bill on retention; it meets the bill on repurposing a large cost that's already there and remains completely value-neutral to shareholders. And we have been moving to RSUs, so why wouldn't we give you exchange for RSUs? Quite frankly, because we didn't just want to buy employees out. We want to give them an opportunity to earn a reward if they drive new creation in the future. That was the original contract with the options. Now, yes, they're getting put in at a lower price, which is a good deal; they're giving up options to do that. It's completely value-neutral and it will result in reward only if we can grow from where we are.

So even though we are putting RSUs into the annual program -- and we're doing that exclusively at the lower grades. We've moved completely to RSUs for the manufacturing floor workers and the individual contributors in the organization. And we issue, on an annual basis, a mix of options and RSUs as you move up the grade stack. And of course as you get into the executive ranks, you see more options as a part of the long-term incentive vehicle. The mix is about 70 percent options, 30 percent RSUs.

Intel - Glass Lewis Proxy Talk

Moving to RSUs helps us on a couple fronts. One, options are very fragile, in that it's very easy for them to go underwater, and they become very binary in their value creation when that happens. They also have this expiration problem, which previously didn't seem to be as big an issue, but it's rearing its ugly head now. One of the benefits of RSUs is they don't expire. So we wanted to make sure that they were included in the package, but we didn't want to move completely away from a leveraged vehicle, especially in the higher grades.

So we wanted to maintain the focus on growth for options that were granted previously. We wanted to point out that we'd been stabilizing the program to some degree on a going-forward basis. It took a lot of years to develop the program, and we're going to change it and evolve it over several years going forward. It's actually how we arrived and where we are with this exchange.

Moderator:

Mm-hmm. Okay. Thanks. You know, we've talked on I think some of the major issues that investors look at when they're examining an exchange. That is, you know, the ratio and the rationale, and how it works. But I think one thing people also look at is, was the stock price fall -- is that something unique to the company or is it matched by a sort of broader market decline or even within a more narrow peer group? And I was wondering if you could comment on how your stock price is reflective of either things unique to Intel, or either of a broader market or more narrow sector downturn.

Intel Speaker #2:

That's a great question. I think [my colleague] might be better to answer that.

Intel Speaker #1:

Sure. You know, the point I tried to make earlier, which is I think one of the reasons we're very comfortable with the proposal now is that you can point back a few years ago and see some of the stock volatility as a function of Intel's own missteps. And it would be, we believe, wholly inappropriate for us to come shareholders and say, "We want to do something different, we messed up." What you saw is a tremendous resurgence in our business in '07. We had a very good year of earnings growth.

We grew earnings '07 versus the previous year in the order of about 35 percent, and the stock price reflected that. Then as you go forward into '08, we grew earnings again at a double-digit rate versus '07, up until Q4. And then what happened was Q4 hit and the economy dropped. But competitively, our position is tremendous and the valuation has held up very,

Intel - Glass Lewis Proxy Talk

very well. Stock price decline is almost exclusively related to the fact that demand has just withered up and gone away.

So we can certainly give you some information or data on that, but if you just look at the -- it's very hard for us to control stock price, obviously. What we have control over are how well we execute and the kinds of earnings we can generate, and those were on just really nice trajectories through both of those years, up until this decline, precipitous decline hit us about early in the fourth quarter. But all the first quarters of '08 and the previous four quarters were tremendous quarters for us, from a growth perspective and execution perspective.

And we were on -- just to give you a data point: had we achieved our original expectations for Q4 -- because we knew that there were rumblings of demand but we hadn't seen it yet, and our order book was still very vibrant as the quarter began. Had we hit our original expectation, we would have turned in a top-five growth margin quarter in the history of the company. So the execution was tremendous and the opportunities were there and the earnings were great. Clearly the market drove us down.

So we feel like in every way this is an externally driven event, not a competitive-driven event and not an Intel execution-driven event.

Moderator:

Okay. Now, we or our clients are interested in making sure we're matching up against the right peers, or we're looking at these events. Obviously AMD sort of jumps to mind. Are there others you think are sort of the most appropriate peers if we're looking at, either performance or competition for talent, that helps support your case?

Intel Speaker #1:

Yeah, let me throw my thoughts in there, and then [my colleague] can add from a Compensation perspective. But we typically look at -- you know, we view ourselves really as a large-cap technology company, so we tend to look at the peers that are not just semiconductor companies, but . . . Obviously AMD is a direct competitor, and maybe Texas Instruments as another large-cap semiconductor company, but beyond that we look at Microsoft and HP and Cisco and IBM, Dell . . . You know, those companies are ones we typically look at benchmark towards, because they're large-cap technology plays and they're either peers or customers or partners, in many ways.

Direct competitors -- really the biggest would be AMD, and they've -- you know, they're much, much smaller than us, and they've had really disastrous results in terms of business for the last few years. So we typically don't do a lot of heavy benchmarking there. But those are the names we typically look at.

Intel - Glass Lewis Proxy Talk

Now, if you have anything to add there . . .

Intel Speaker #2:

Yeah, actually, you hit all the major points. We do look at large-cap high tech, particularly for talent competition, but we also benchmark for business. One of the other programs we implemented this year -- and at this point it's for the top 20 individuals, the ones that report to the CEO and the CEO himself -- we've implemented a performance share program. So it's a full-value share program. Their long-term incentive award now is completely in the form of performance-based restricted stock units. We're calling them "outperformance shares" or OSUs.

And obviously they're related to absolute performance in the fact that they are full-value shares, so as the share price increases or decreases, that's a measure of value creation. But also the performance scale is against relative total shareholder return, and the relative is against a basket of 15 companies that fit the profile [my colleague] mentioned, plus the S&P 100. So for the very top of the house, for them to receive increased reward for their long-term incentive program, they're going to have to outperform on an absolute basis and they're going to have to outperform this relative group, as well.

And those are exactly the companies we're looking at. We refer to them internally as the "Tech 15," and they're companies like Microsoft and IBM and HP, Cisco, Dell, Apple, Google, Oracle -- all companies that we compete with for talent. Sometimes for business, in the case of AMD, but not exclusively. And also out of a number of those companies that we compete with for talent, you'll note a number of them are running exchange programs, as well. And so that's one of the things that had initially gotten focus among our employee base on the potential solution for underwater options in their mind, something like an exchange program, you know. Google's running one, AMD announced one, Motorola's announced one . . . So they are out there.

Moderator:

Gotcha. Can you comment on how you've actually performed compared to those peers over the last several years, and give us some perspective?

Intel Speaker #2:

Absolutely. On a relative TSR basis, when we were designing this program we looked over the past 10 years and we said, you know, again, it's a three-year program. So, three-year cliff vest, three-year performance period, relative total shareholder return. And if you look over

Intel - Glass Lewis Proxy Talk

the past 10 years -- obviously we didn't have this program in place, but we looked back and looked at the numbers and said, "Where would we have played out relative to this group of folks in all of those discrete three-year cycles?" They actually overlap -- three-year cycles. You'd have eight of them.

And we actually come out -- on a number of the cycles, we outperform the index; on a number of the cycles we are at or slightly below the median. So depending on what period in our history -- and [my colleague] did a nice job of summarizing a place where, frankly, Intel took its eye off the ball and we were a little behind market. So we think it's a reasonable, if not somewhat aggressive, goal to be targeting these groups. We've performed fairly well against them, but we need to continue to perform well against them and even increase our performance relative to where they are.

Moderator:

Now, speaking of that, there was a report in the Wall Street Journal today about a comment that your CEO made that, quote, the worst is now behind us, unquote. Is this potentially the sign of a turnaround that potentially the board may decide not to need this program, if the market does recover and your stock price recovers?

Intel Speaker #1:

Yeah, let me talk about the context. Really, all the CEO was trying to show on that was that there was a very severe inventory correction taking place in the market for our products and for computers in general, and he was trying to signal that it looks like we've worked our through the inventory correction. He was not attempting to say that demand necessarily is going to increase, but it appears as though there's been a stabilization of demand, and then on top of that, the inventory correction appears to have worked its way through.

So there should be at least stability returning to the business. Whether or not that translates into growth is really something we can't predict, but it does appear -- the signs we're seeing appear that our business isn't going to turn south from here -- again, knock on wood -- barring further economic deterioration that we just aren't seeing at this point. But the fundamentals of the business we're in do show signs of bottoming, and he just wanted to make that point.

Moderator:

Right, right. So other than a stock price recovery, are there any other reasons that the board or the company would consider not actually implementing the exchange?

Intel - Glass Lewis Proxy Talk

Intel Speaker #2:

Great question. Certainly a stock price recovery would impact that decision significantly. Right. It's kind of the problem we're all wishing for, if you will, in regards to this program. I think that would be the major driver. You know, because that's going to determine whether there's a significant enough number of shares to be worth going after, and if the ratios would be appealing enough for employees to voluntarily tender their current underwater shares. So a recovery would do it.

The only other things that might influence that decision, I think, are more extreme situations: if something significant happened in the business or something significant happened in the broader economy that was completely unexpected, we would probably think about whether we needed to go forward with this program or not. You know, if there was a significant downturn from here, we would probably be faced with having to move to actual broad layoffs, something we've done a pretty good job of avoiding in the near-term because of the actions we'd taken a couple years ago. If we were going to do something like that -- heaven forbid -- it wouldn't make sense to do the exchange and then right after that separate a number of people, a large number of people who participated.

So barring something extreme like that, I think it's really the stock price, where it is relative to the underwater options, that drives the decision.

Moderator:

Mm-hmm. Okay. Thanks. There was actually another question comes in. It actually makes reference to the 2006 plan's terms itself, and it looks like within the proposal you're clarifying the restriction on repricing. And I guess first of all, is this an act in terms of getting shareholder approval for this cancel and exchange that Intel had to take, or could they have done it without shareholder approval? And secondly, is this change to the 2006 plan to address potentially that opportunity to conduct a repricing without shareholder approval?

Intel Speaker #2:

Okay. That's a good couple of questions. So first, to be completely fair to the other company, while they ran their exchange program without shareholder approval, the reason they were able to do that is it was expressly called out in their equity plan, which was approved by shareholders, that they could do an exchange without returning to shareholders for their approval. So, you know, there was an opportunity for shareholders to vote on it. I still am not real thrilled with the way they ran their exchange, but that's just me playing armchair quarterback.

Intel - Glass Lewis Proxy Talk

Our program -- we did not have a clause in our long-term plan that allowed us to do an exchange without shareholder approval, so by default we'd need to go in front of shareholders for approval of the program, and I like to believe it's something we would do anyway. You know, we do value shareholder input and the relationship with shareholders. We believe our program is constructed to make employees or to incent employees to act in the best interests of shareholders, and we try to verify that and validate it with both shareholders and employees.

So I don't think it's something we would ever do without going in front of shareholders, and it's something I think we would only ever do in extreme cases. You know, I've learned never to say never, but I have a hard time envisioning any circumstance where we would ever want to do this, and given the effort required.

And then the language in the proxy -- and [my colleague] might be better to speak to his -- but I believe what we're saying in the new plan is that we would not do a repricing under any circumstances without going to shareholders beforehand. That's actually what the clause says.

Intel Speaker #3:

The language is just positive clarification. It's not a takeaway. It's just being more explicit about what we mean in terms of what we would not do without stockholder approval. So it's meant to be stockholder-friendly.

Moderator:

Okay. Thanks for that. Well, we're unfortunately at the end of the hour, and I think we're out of questions, so if any of you gentlemen would like to wrap up, certainly I'd like to offer you that opportunity.

Intel Speaker #1:

I think I've covered everything. Yeah, I think I've covered everything. So, if you have anything . . .

Intel Speaker #3:

No, I think we're in relative good order. Hopefully we've been able to explain the key points of the program. We think, particularly in relation to some other programs, that it is stockholder-friendly. As described, the fact that it's value-neutral we consider to be very

Intel - Glass Lewis Proxy Talk

important. We've taken a large number of steps in the course of recent months to conserve cash. Many of these steps have directly and negatively affected compensation to our employees.

This just happens to be an interesting circumstance where we can do something positive which we think is also positive for the stockholders and the corporation as a whole at no additional cost. We're reusing the Black-Scholes expense already incurred in connection with these options, and we think that's a classic win-win circumstance.

Moderator:

Great. Thank you,. That's a great --

Intel Speaker #2:

I would just add, if there's any questions that come in, we would love to take those questions directly or from you in any way. So don't hesitate to contact investor relations. We would definitely be willing to talk with any stockholder directly if they have a question or concern they want to follow up with us on.